DIREXION FUNDS

DISTRIBUTION AGREEMENT

EXHIBIT A

Direxion Monthly S&P 500® Bull 1.75X Fund
Direxion Monthly NASDAQ-100® Bull 1.75X Fund
Direxion Monthly Small Cap Bull 1.75X Fund
Direxion Monthly 7-10 Year Treasury Bull 1.75X Fund	Direxion Monthly 7-10 Year Treasury Bear 1.75X Fund
Direxion Monthly NASDAQ-100® Bull 1.25X Fund

Direxion Monthly High Yield Bull 1.2X Fund

Hilton Tactical Income Fund

Last Revised: August 24, 2023